Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our report dated August 29, 2007 on the June 30, 2007 financial statements of Frontegra Funds, Inc., comprised of  Frontegra Total Return Bond Fund,  Frontegra Investment Grade Bond Fund, Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund, Frontegra New Star International Equity Fund and Frontegra Netols Small Cap Value Fund in the Registration Statement (Form N-1A) and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 36 to the Registration Statement under the Securities Act of 1933 (File No. 333-7305).

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois

October 30, 2007